                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                November 21, 1996

To The Stockholders:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Meadowbrook Rehabilitation Group, Inc. (the "Company") will be held at 10:00 a.m., P.S.T. on Thursday, November 21, 1996 at the Watergate Towers Building, 2200 Powell Street, Conference Room 1, Emeryville, California for the following purposes:

          1. To elect directors to serve until the 1997 Annual Meeting of Stockholders and thereafter until their successors are elected and qualified.

          2. To ratify the appointment of Arthur Andersen LLP as independent auditors for the 1997 fiscal year.

          3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only stockholders of record at the close of business on Monday, September 30, 1996 are entitled to notice of and to vote at the meeting or any postponement or adjournment thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the Watergate Towers Building, 2200 Powell Street, Suite 800, Emeryville, California for at least 10 days prior to and during the meeting.

     All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to complete, sign, date and return the enclosed proxy as promptly as possible in the postage prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy.

                                          Sincerely,



                                          Harvey Wm. Glasser, M.D.
                                          President and Chief Executive Officer

Emeryville, California
October 15, 1996

                             YOUR VOTE IS IMPORTANT

     In order to assure your representation at the meeting, you are requested to complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed envelope (to which no postage need be affixed if mailed in the United States).

                               2200 Powell Street
                                    Suite 800
                          Emeryville, California 94608
                              ____________________

                                 PROXY STATEMENT
                              ____________________

     This Proxy Statement is furnished in connection with the solicitation by and on behalf of the Board of Directors of Meadowbrook Rehabilitation Group, Inc. (the "Company") of proxies to be used at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on Thursday, November 21, 1996, and any postponement or adjournment thereof. A copy of the Company's Annual Report to Stockholders for the fiscal year ended June 30, 1996, which includes the Company's financial statements as of and for the fiscal year ended June 30, 1996, accompanies this Proxy Statement and the accompanying form of proxy and each are being mailed to stockholders on or about October 15, 1996.

     The shares represented by the proxies received pursuant to this solicitation and not revoked will be voted at the Annual Meeting. A stockholder who has given a proxy may revoke it by giving written notice of revocation to the Secretary of the Company, or by giving a duly executed proxy bearing a later date. Attendance in person at the Annual Meeting does not of itself revoke a proxy; however, any stockholder who does attend the Annual Meeting may revoke a proxy previously submitted by voting in accordance with specifications on the enclosed proxy. When a proxy is properly signed and returned but no such specifications are made, such proxies will be voted FOR the election of the four nominees for director listed in this Proxy Statement, and FOR ratification of the appointment of Arthur Andersen LLP as the Company's independent auditors for the 1997 fiscal year.

     The Company will bear the expense of preparing, printing and mailing this Proxy Statement and the proxies solicited hereby and will reimburse banks, brokerage firms and nominees for their reasonable expenses in forwarding solicitation materials to beneficial owners of shares held of record by such banks, brokerage firms and nominees. In addition to the solicitation of proxies by mail, officers and regular employees of the Company may communicate with stockholders either in person or by telephone or telegraph for the purpose of soliciting such proxies; no additional compensation will be paid for such solicitation.

                      OUTSTANDING SHARES AND VOTING RIGHTS

     Only stockholders of record at the close of business on September 30, 1996 (the "record date") are entitled to notice of the date of and to vote at the Annual Meeting. At the close of business on the record date, the Company had outstanding 1,157,244 shares of Class A Common Stock and 773,000 shares of Class B Common Stock. The Class A Common Stockholders are entitled to one vote per share. The Class B Common Stockholders are entitled to ten votes per share. A plurality of the votes cast is required for the election of the four nominees for director listed in this Proxy Statement. The affirmative vote of the holders of a majority of the aggregate voting power of the shares of Class A Common Stock and Class B Common Stock, voting together as a single class, present or represented at the meeting, is required for ratification of Arthur Andersen LLP as the Company's independent auditors for the 1997 fiscal year or to transact such other business as may properly come before the Annual Meeting, or any adjournment thereof. Abstentions with respect to any matter are treated as shares present or represented by proxy and entitled to vote on that matter and thus have the same effect as negative votes. Broker non-votes and other circumstances in which proxy authority has been withheld do not constitute abstentions.

                              ELECTION OF DIRECTORS
Nominees

     The Board of Directors of the Company currently consists of four members. The following four persons have been nominated by the Board of Directors to serve as directors until the 1997 Annual Meeting of Stockholders and thereafter until their respective successors are duly elected and qualified.

     Kenneth Barber has been a director of the Company since November 1994. Mr. Barber joined Continental Medical Systems, Inc. (CMS) as Executive Vice President in February 1987 and was elected a director in April 1988 and served as Senior Executive Vice President from July 1991. He acted in these capacities until his retirement in April 1994. At present, he is a consultant to CMS, which is now a subsidiary of Horizon Healthcare, Inc. Mr. Barber is 66 years old.

     Harvey Wm. Glasser, M.D. founded the Company in 1986 and since that time he has served as Chairman of the Board and a director of the Company. Dr. Glasser has been Chief Executive Officer since January 1, 1994 and was Co-Chief Executive Officer from July 1993 until December 31, 1993. Dr. Glasser also served as the Company's Chief Executive Officer and President from the date of its founding until June 1992. From 1972 to 1986, Dr. Glasser was the founder, sole shareholder and President of Western Hospital Corporation, which managed fifteen acute care hospitals in California, New Mexico, Oklahoma and Texas. Dr. Glasser has been the principal owner of eight hospitals, including one acute rehabilitation hospital which he operated from 1973 to June 1987. Dr. Glasser received his M.D. degree from the University of Chicago School of Medicine and trained in psychiatry at Stanford University Medical Center and Mt. Zion Hospital. Dr. Glasser is 61 years old.

     Robert Rush has been a director of the Company since February 1994. In 1992 he founded Rush Enterprises, Inc. which acquires and/or invests in small local businesses. From 1989 to 1992 he was the Executive Vice President, Treasurer and Chief Financial Officer for MedRehab, a medical rehabilitation service company which was engaged in providing physical, occupational, speech and respiratory therapies through outpatient clinics and contracts in nursing homes and hospitals. Mr. Rush is 44 years old.

     Edward Stolman has been a director of the Company since December 1993. In 1982 he founded Stolman Investments, dealing in real estate, corporate and partnership investments, healthcare investments and consulting; he currently serves as the owner and proprietor. In 1993 he became a director and consultant for Carepartners, Inc. and the Chairman of the Board for Managed Occupational Management, Inc., which operates in the field of workers' compensation and industrial medicine. Mr. Stolman is 70 years old.

     If any nominee is unable or declines to serve as a director (a contingency which the Company does not foresee), the proxies in the accompanying form will be voted for any nominee who may be nominated by the present Board of Directors to fill such vacancy or the size of the Board may be reduced accordingly.

     Officers are elected at the first Board of Directors meeting following the Annual Meeting at which the directors are elected and serve until their successors are elected and qualified. There are no family relationships between any of the directors, nominees for director, and executive officers.

Board and Committee Meetings

     The Company has standing Audit and Compensation Committees of the Board of Directors.

     The Audit Committee consists of Robert Rush, Chairman, Edward Stolman and Kenneth Barber. The Audit Committee monitors the effectiveness of the audit conducted by the Company's independent auditors and the Company's internal financial and accounting controls, and reports its findings to the Board of Directors. The committee meets with management and the independent auditors as may be required. The independent auditors have full and free access to the Audit Committee without the presence of management. The Audit Committee held two meetings during fiscal 1996.

     The Compensation Committee consists of Edward Stolman, Chairman, Kenneth Barber and Robert Rush. This committee determines the compensation of the officers of the Company and senior level managers. The members of the Compensation Committee also administer the 1994 Incentive Stock Plan of Meadowbrook Rehabilitation Group, Inc. (the "Stock Plan"). This committee held four meetings in fiscal 1996.

     During the past fiscal year, there were six regular meetings of the Board of Directors and one special meeting. Each incumbent director attended more than 75% of the aggregate number of all board meetings and meetings of committees on which he served.

Compensation of Directors

     During fiscal 1996, each director of the Company who is not an officer of the Company received $1,000 per month.

     Under the Stock Plan, non-employee directors are eligible to receive non-qualified stock options. The Stock Plan provides that each non-employee director of the Company in office on the first business day of January shall receive a non-qualified stock option to purchase 1,667 shares of Class A Common Stock, which will vest over a three year period. The Stock Plan also provides that each new non-employee director will receive a one time grant of a non-qualified stock option for 3,333 shares of Class A Common Stock. Such stock options become exercisable in their entirety on the first anniversary of the date of grant. The exercise price of all such options is equal to the fair market value of the shares on the date of grant and all such options vest in full in the event of the optionee's death, disability or retirement after age
65. In each case, the option term is 10 years unless the optionee's service terminates earlier.

     Non-employee directors are not eligible for any grants or awards other than the grants and awards described above.

               STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Class A Common Stock and Class B Common Stock as of September 30, 1996, by (i) each of the Company's directors and nominees for director, (ii) each executive officer named in the Summary Compensation Table below, (iii) all executive officers and directors of the Company as a group, and
(iv) each person known to the Company who beneficially owns more than 5% of the outstanding shares of either class of the Company's Common Stock.






                                                                                                         Percentage
                                                                                                     Beneficially Owned
                                         Class A Common Stock           Class B Common Stock          of Total Votes
                                    ----------------------------     --------------------------     Entitled to be Cast
                                     Number of                        Number of                        by Holders of
                                      Shares         Percentage         Shares       Percentage         Common Stock
 Directors, Executive Officers      Beneficially         of          Beneficially       of            Voting as a Single
      and 5% Stockholders            Owned (1)        Class (2)        Owned (1)       Class             Class (2)
-------------------------------     ------------     -----------     ------------    ----------     --------------------
Harvey Wm. Glasser, M.D. (3)          26,261 (4)         2.2%          773,000         100.0%              86.8%
Robert Rush (5)                        7,084             0.6%            ----          ----                0.1%
Edward Stolman (5)                     8,750             0.7%            ----          ----                0.1%
Kenneth Barber (5)                     3,750             0.3%            ----          ----                0.0%
James F. Murphy (5)                   21,251             1.8%            ----          ----                0.2%
Anita M. Macke (6)                    35,000             2.9%            ----          ----                0.4%
Heartland Advisors (7)               530,128            43.8%            ----          ----                5.9%
All executive officers and
   directors  as a group
   (six persons) (8)                 102,096             8.4%          773,000         100.0%             87.6%





(1) To the Company's knowledge, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.

(2) Percentages are calculated with respect to a holder of stock options exercisable on or prior to January 21, 1997 as if such holder had exercised such options. Shares deemed issued to a holder of stock options pursuant to the preceding sentence are not included in the percentage calculation with respect to any other stockholder.

(3)  Dr.  Glasser's  address is 2200 Powell Street,  Suite 800,  Emeryville,  CA
     94608.

(4) Excludes 19,635 shares of Class A Common Stock held in irrevocable trusts for the benefit of Dr. Glasser's adult children. Dr. Glasser does not act as a trustee of any of the trusts. Dr. Glasser disclaims beneficial ownership of such shares.

(5) All shares subject to stock options exercisable on or prior to January 21, 1997.

(6) Includes 12,500 shares subject to options exercisable on or prior to January 21, 1997.

(7) Based on information obtained in Schedule 13G dated June 7, 1996. Heartland Advisors' address is 790 North Milwaukee Street, Milwaukee, WI 53202.

(8) Excludes shares excluded in note (4) above and includes shares included in note (5) above.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning compensation earned by the Company's Chief Executive Officer and the two other executive officers of the Company as of June 30, 1996 for services rendered in all capacities to the Company during the last three fiscal years.

                           SUMMARY COMPENSATION TABLE


                                                                      Long-Term
                                                                    Compensation
                                                                       Awards
                                                                    ------------
                                            Annual Compensation
                                           ----------------------    Securities
                                 Fiscal                              Underlying
Name and Principal Position      Year       Salary       Bonus      Options/SARs
-----------------------------------------------------------------   ------------
Harvey Wm. Glasser, M.D.         1996      $164,023           $0            0
President and Chief              1995      $198,008           $0            0
Executive Officer                1994      $201,008           $0            0

James F. Murphy                  1996      $132,505      $15,000            0
Vice President and               1995      $125,213      $37,100       35,000
Chief Financial Officer (1)      1994      $129,753      $10,000      110,000

Anita M. Macke                   1996       $96,332      $30,360       10,000
Vice President/Administrator     1995       $91,854      $15,000            0
and Secretary                    1994       $92,810       $9,500            0


(1) James F. Murphy joined the Company in 1993 as a consultant. Mr. Murphy's 1994 salary includes $85,000 paid under his consulting agreement with the Company.


     The following tables set forth certain information as of June 30, 1996 and for the year then ended with respect to stock options granted to the executive officers named in the Summary Compensation Table above.

                        OPTION GRANTS IN LAST FISCAL YEAR



                                             Individual Grants                                 Potential Realizable Value
                          -----------------------------------------------------------------    at Assumed Annual Rates
                            Number of        % of Total                                        of Stock Price
                           Securities       Options/SARs                                       Appreciation for Option Term
                           Underlying        Granted to           Exercise                    -----------------------------
                          Options/SARs      Employees in         Price per       Expiration
        Name                Granted         Fiscal Year           Share            Date                5%             10%
------------------------  ------------      ------------      ---------------    ----------        ----------      --------
Harvey Wm. Glasser, M.D.       ---               ---                ---              ---              ---             ---
James F. Murphy                ---               ---                ---              ---              ---             ---
Anita M. Macke               10,000             26.1%         $3.375 - $6.188     10/25/06          $52,666         $55,174





                         AGGREGATED OPTION EXERCISES IN
                LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUE





                                   Number of Securities Underlying
                                             Unexercised
                                             Options/SARs
                                         at Fiscal Year-End
                              ---------------------------------------
      Name                       Exercisable          Unexercisable
------------------------      ------------------   ------------------
Harvey Wm. Glasser, M.D.             ---                   ---
James F. Murphy                    18,334                18,334
Anita M. Macke                     12,500                14,167

                          COMPENSATION COMMITTEE REPORT

     The Company's executive compensation is determined by the Compensation Committee (the "Committee") of the Board of Directors. The Committee, consisting of three non-employee directors, is responsible for determining the salaries of the executive officers and for granting awards under the Company's Stock Plan. The Committee met four times during fiscal 1996.

1996 Compensation Policy and Objectives

     Due to the Company's poor financial performance in the prior four fiscal years, the Committee's compensation policy and objectives for fiscal 1996 were
(i) to attract and retain a highly qualified management team, (ii) to provide incentives to management to create stockholder value, and (iii) to preserve its limited cash reserves. Executive officers are compensated with a combination of base salaries, incentive stock options and cash bonuses.

     The salaries of the Company's executive officers are based on each officer's past employment, experience and functional responsibilities. A primary component of each executive officer's compensation, except for Dr. Glasser's compensation as set forth below, are incentive stock options granted under the Stock Plan.

     During the first quarter of fiscal 1996, the Committee established a fiscal 1996 net income goal for the Company, which if met, would entitle each executive officer to a cash bonus ranging up to 55% of base salary. The Company did not meet its net income goal for 1996. The Committee also established certain goals for the Vice President and Chief Financial Officer with respect to the collection of accounts receivable. Such goals were met and accordingly, Mr. Murphy received a $15,000 cash bonus. The $30,360 cash bonus paid to Ms. Macke was not provided for in her compensation plan, but was deemed appropriate by the Committee based on extraordinary performance during fiscal 1996.

1996 Chief Executive Officer Compensation

     Dr. Glasser's salary is reviewed annually by the Committee based on his responsibilities as the Chief Executive Officer and not on the Company's past financial performance. On this basis, the Committee set Dr. Glasser's annual salary for fiscal 1996 at $180,000, approximately 10% lower than the previous fiscal year. Effective April 1, 1996, Dr. Glasser voluntarily reduced his annual salary to $100,000. The Committee also established a net income goal for the Company which, if met, would have entitled Dr. Glasser to a $100,000 cash bonus. Such net income goal was not met and no bonus was paid to Dr. Glasser with respect to fiscal 1996.

     Because of Dr. Glasser's significant stock ownership as a founder of the Company, Dr. Glasser is not compensated with stock-based compensation. Dr. Glasser is not eligible to receive grants under the Company's Stock Plan.


                                                      Compensation Committee

                                                      Kenneth Barber
                                                      Robert Rush
                                                      Edward Stolman
October 15, 1996

                                         STOCK PERFORMANCE GRAPH

     The following graph shows a comparison of the cumulative total stockholder return on the Company's Class A Common Stock beginning February 13, 1992 and ending June 30, 1996 with the S&P's 500 Composite Index and the Standard & Poor's Healthcare Miscellaneous Index. The total returns are based on changes in stock prices and reinvestment of all dividends assuming an initial investment of $100.


     (Please note that a Stock Performance Graph is located here. A hard copy of the graph will be sent to the SEC)


                                             February 13    June 30      June 30     June 30     June 30    June 30
                                                1992         1992         1993         1994        1995      1996
                                            ------------------------------------------------------------------------
Meadowbrook Rehabilitation Group, Inc.       $100.00         $60.58       $21.15      $14.42      $15.38      $3.85
S&P Healthcare Miscellaneous Index           $100.00         $89.35       $61.20      $58.64      $76.57     $99.09
S&P 500                                      $100.00        $101.21      $115.01     $116.62     $147.03    $185.26


Certain Transactions

     A corporation owned and controlled by the Company's President and Chief Executive Officer, Harvey Wm. Glasser, M.D., purchased and leased to the Company several facilities which the Company was not able to purchase due to its lack of capital and borrowing capacity prior to its initial public offering in February 1992. The Company continued to make payments under one such lease during fiscal 1996, that lease being for the Company's rehabilitation hospital in Gardner, Kansas. Such lease provides for a base rent plus a percentage of the leased facility's net revenues. Under the lease agreement, the Company is responsible for all taxes and expenses associated with the ownership and operation of the property. The Company made payments in the amount of $405,000 during fiscal 1996 under the lease for such hospital. The lease expires in 2001.

     During fiscal 1994, the Company closed the operations of its San Jose, California subacute facility, which also was leased from the corporation controlled by Dr. Glasser. In December 1994, the Company sold its lease for the San Jose facility to an investment partnership for a nominal sum. The investment partnership's rent obligation commenced on February 15, 1995 and the Company made no rent payments thereunder during fiscal 1996. The Company, however, remains obligated to make lease payments of $19,500 per month to the lessor until August 1998 in the event that the investment partnership defaults on its obligations under the lease.


Compliance with Section 16(a) of the Exchange Act

     Based on a review of forms submitted to the Company during and with respect to the 1996 fiscal year and the written representation of reporting persons, the Company believes that all reports required to be filed under Section 16(a) of the Exchange Act for transactions occurring during fiscal 1996 were timely filed.

                 APPROVAL OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Company has appointed Arthur Andersen LLP as its independent auditors for the fiscal year ending June 30, 1997 on the recommendation of the Audit Committee. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions. If the stockholders do not approve the selection of Arthur Andersen LLP, the selection of other independent auditors will be considered by the Board of Directors, although the Board of Directors would not be required to select different independent auditors.

                                 OTHER BUSINESS

     The Board of Directors does not know of any business to be presented at the Annual Meeting other than the matters set forth above, but if other matters properly come before the meeting it is the intention of the persons named in the proxies to vote in accordance with their best judgment on such matters.

                     SUBMISSION OF PROPOSALS OF STOCKHOLDERS

     Proposals of stockholders intended to be presented at the Company's 1997 Annual Meeting of Stockholders must be received at the Corporate Secretary's Office, 2200 Powell Street, Suite 800, Emeryville, California 94608, no later than June 17, 1997 to be considered for inclusion in the Proxy Statement and form of proxy for that meeting.

                                           By Order of the Board of Directors



                                           Harvey Wm. Glasser, M.D.
                                           President and Chief Executive Officer

Dated:   October 15, 1996